Exhibit 5.1

January 5, 2017

Helix Energy Solutions Group, Inc.

3505 West Sam Houston Parkway North

Suite 400

Houston, TX 77043

Re:	Registration Statement on Form S-3 (File No. 333-214259)

Ladies and Gentlemen:

We have acted as special Minnesota counsel to Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), in connection with the offer and sale by the Company of up to an aggregate of 26,450,000 shares of the Company’s common stock, no par value (the “Shares”) (which includes up to 3,450,000 Shares that may be sold pursuant to the underwriters’ option to purchase additional Shares) pursuant to the terms of an Underwriting Agreement, dated January 4, 2017, between the Company and Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Articles of Incorporation of the Company with all amendments thereto; (ii) the Second Amended and Restated By-Laws of the Company; (iii) the Registration Statement on Form S-3 (Registration No. 333-214259), filed by the Company on October 26, 2016 (the “Registration Statement”) and the Prospectus which forms a part of the Registration Statement (the “Base Prospectus”) and (iv) the final Prospectus Supplement, dated January 4, 2017 (the “Prospectus Supplement”); and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) the Shares will be issued and sold pursuant to the Registration Statement in such manner as relates to and is described in the Prospectus Supplement and in accordance with the terms of the Underwriting Agreement; and (ii) upon sale and delivery, the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly signed by the transfer agent and duly registered by the registrar for the Shares or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

January 5, 2017

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as contemplated by the Underwriting Agreement, the Shares will have been duly authorized and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

1. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

2. This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Sincerely,

/s/ Maslon LLP

Maslon LLP